                                                                   EXHIBIT 10.14

                         NORTHWEST BIOTHERAPEUTICS, INC.

                            CLINICAL TRIAL AGREEMENT

        This Clinical Trial Agreement (the "Agreement"), is made as of the 16th day of December, 1999, (the "Effective Date") by and between Northwest Biotherapeutics, Inc., a Delaware corporation (the "Sponsor"), and The University of Texas, M.D. Anderson Cancer Center, a nonprofit educational and healthcare facility having corporate powers under the laws of the State of Texas (hereinafter the "Institution"), a component of The University of Texas System (hereinafter the "System.")

                                    RECITALS

        The Sponsor desires to test its therapy of autologous recombinant prostate specific membrane antigen loaded dendritic cells (the "Product") for metastatic, hormone refractory prostate cancer in a clinical setting. The Institution seeks the advancement of health care through research and clinical investigation, and as such is willing to permit testing of the Product in accordance with the terms of this Agreement.

                                    AGREEMENT

        In consideration of the foregoing and of the mutual promises contained in this Agreement, the parties agree as follows:

        1. STATEMENT OF WORK. The Institution agrees to conduct a clinical study of the Product in accordance with study protocol No. DC1-HRPC attached hereto as Exhibit A (the "Study"). In the event of any conflict between Exhibit A and the provisions of this Agreement, the provisions of this Agreement shall govern.

        2. PRINCIPAL INVESTIGATOR. The Study will be conducted under the direct supervision of Christos Papandreou, M.D., Ph.D., Study Chairman (hereinafter the "Principal Investigator") with the participation of other Institution clinical and research personnel to be identified or approved by Sponsor. The Institution agrees to conduct the Study in strict accordance with the protocol and all applicable federal, state, and local laws and regulations. If Principal Investigator becomes permanently unavailable, for any reason, the Sponsor may, at its sole discretion, appoint another Principal Investigator or terminate this Agreement.

        3. IRB APPROVAL. The Institution's obligations to conduct the Study are expressly conditional upon the approval of its Investigational Review Board, which the parties and the Principal Investigator will cooperate to obtain. The implementation of DC1-HRPC at the Institution is embodied in the IRB approved Institutional Protocol ID99-333 attached hereto as Exhibit B. The Sponsor and the Study Chair will closely coordinate to insure the FDA approved IND protocol governing this trial (DC1-HRPC as approved by the FDA as described in the "Investigator's Brochure," section V of the IND) and the ID99-333 protocol are executed, maintained and amended in accordance with applicable Federal, State and Institutional Regulations.


                                                                    CONFIDENTIAL
                                       -1-       NORTHWEST BIOTHERAPEUTICS, INC.

        4.     REPORTS AND CONFERENCES.

               A. The Principal Investigator will make informal verbal reports to the Sponsor (or the Sponsor's representatives) at least monthly, and will meet with the Sponsor's representatives upon reasonable request at the Institution's facilities to discuss the progress of the Study. A final written report shall be submitted to the Sponsor within thirty (30) days after completion of, or any premature termination of, the Study and, if requested, the Principal investigator shall assist the Sponsor in interpreting such report. Copies of all clinical data, including copies of case report forms, questionnaires, other records identified in the Protocol and other relevant information generated during the Study will be promptly and fully provided to the Sponsor (or the Sponsor's representative), and shall be freely usable by the Sponsor consistent with good business judgment.

               B. The Institution agrees to notify the Sponsor within twenty-four (24) hours after learning of any serious and/or unexpected adverse Product reaction affecting any patient in the Study. The Institution further agrees to follow up such notification of adverse Product reaction with appropriate reports in compliance with the Protocol and all applicable legal and regulatory requirements.

               C. The Institution agrees to notify the Sponsor within twenty-four hours in the event that the FDA or any other regulatory authority notifies the Institution of a pending inspection/audit. In addition, the Principal Investigator will forward to the Sponsor any written communication related to the use of the Sponsor's Product received as a result of the inspection/audit within twenty-four (24) hours of receipt of such communication and will allow the Sponsor to assist in responding to any citations. Such responses shall be made within two (2) weeks of issuance of any citations or within any earlier deadline set by the issuing regulatory authority. The Principal Investigator shall also provide to the Sponsor copies of any documents provided to any inspector or auditor. In the event of the FDA or other regulatory authority requests or requires any action to be taken to address any citations, the Institution agrees, following consultation with the Sponsor, to take such action as necessary to address such citations, and agree to cooperate with the Sponsor with respect to any such citation and/or action taken.

        5. PAYMENTS. The Sponsor will pay, to the Institution, as the Institution's total compensation under this Agreement, the amounts and in accordance with the schedule set forth in Exhibit C attached hereto.

        6. PUBLICITY. Neither party shall use the name of the other party, including any trademark, trade name, or any contraction, abbreviation, simulation, or adaptation thereof of the other party, or the name of the party's employees, in any publicity, advertising or news release without the prior written approval of an authorized officer of the other party.

        7. CONFIDENTIAL INFORMATION. During the performance of the Study and during the term of this Agreement, the Institution or the Principal Investigator may receive confidential or trade secret information, including information concerning the Sponsor's present and future business, marketing plans, regulatory submissions, product fines, product plans, date testing and research techniques, inventions, processes, practices, trade secrets, and like information

(collectively, "Confidential Information") from the Sponsor. The Institution agrees to hold in confidence all such Confidential Information and not to disclose or make such Confidential information available to any third parties without the Sponsor's written permission, for a period of five (5) years from the termination of this Agreement. This obligation will apply only to information which the Sponsor has designated in writing as "confidential" and will not apply to any such information which:

               (i) was known to the Institution prior to its receipt from the Sponsor, as evidenced by written documentation;

               (ii) was or becomes a matter of public information or publicly available through no fault on the part of the Institution.

               (iii) is acquired from a third party entitled to disclose the information to the Institution; or

               (iv) was developed independently by the Institution, as evidenced by written documentation.

               (v) is required by law or regulation to be disclosed. In the event that information is required to be disclosed pursuant to subsection v, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

        8. PUBLICATION RIGHTS. The Sponsor acknowledges that the Institution is dedicated to free scholarly exchange and to public dissemination of the results of their scholarly activities. The Principal Investigator and the Institution shall retain the right to publish research results in pursuit of educational and scientific purposes. However, the Institution expressly agrees that all drafts of any publications or oral presentations, including without limitation manuscripts, abstracts, posters, and visual works based on the Study or any results of the Study shall be submitted to the Sponsor at least thirty (30) days prior to the proposed submission of such drafts for publication or presentation. Such publications and presentations shall not divulge any of the Sponsor's Confidential Information without prior written approval of the Sponsor, and the Institution shall promptly remove any Confidential Information identified and requested by the Sponsor. If requested by the Sponsor, the Principal Investigator and the Institution shall delay the submission of any publication or presentation up to sixty (60) days from the date of the Sponsor's request for such a delay to permit the preparation and filing of related patent applications. in addition, the Sponsor shall have the right to require that any publication or presentation concerning the work performed hereunder acknowledge the Sponsor's support.

        9. INVENTIONS. "Invention" shall mean any discovery, concept, or idea, whether or not patentable, made during the conduct of the study, and arising directly from the performance of the study, including but not limited to processes, methods, software, tangible research products, formulas and techniques, improvements thereto, and know-how related thereto.

        Institution agrees that the Principal Investigator will promptly disclose to its Intellectual Property Committee and to Sponsor any Inventions made by the Institution and/or the Principal

Investigator. It is agreed that all Inventions and any information with respect thereto shall be subject to confidentiality obligations commensurate with those set forth in Section 7 herein.

        Any Inventions that originate solely with the Principal Investigator, or any other Institution agent or employee associated with this study (jointly or severally referred to as "Inventor") shall be the property of Institution. If Inventor is a co-inventor with Sponsor, its agents or employees, Institution and Sponsor shall jointly own the Invention. Any Inventions that originate solely with any agent or employee of Sponsor shall be the property of Sponsor. To the extent that Sponsor pays all patent expenses for an Invention, Institution does hereby grant to Sponsor an exclusive option to negotiate an exclusive, worldwide royalty-bearing license to any Invention in which Institution has an ownership interest. Sponsor shall indicate its intention to exercise its option to license by notifying Institution in writing within forty-five (45) days of each Invention's disclosure to Sponsor. If Sponsor decides to exercise its option, the terms shall be negotiated in good faith within one-hundred twenty (120) days of the date the option is exercised, or within such time as the parties may mutually agree in writing.

        If negotiations between Sponsor and the Institution terminate and the Institution thereafter negotiates a license agreement with a third party on substantially better terms than those last offered to Sponsor, Sponsor shall be given the first right to refuse such terms for a period of sixty (60) days from the date of Sponsors receipt of a draft of such license agreement from Institution.

        10. INDEMNIFICATION BY SPONSOR. The Sponsor will indemnify, hold harmless and defend the System, Institution, their Regents, officers, agents, and employees (collectively the "Indemnitees") against all actions, suits, claims, demands and prosecutions (hereinafter a "Claim") that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses resulting therefrom, arising out of the activities to be carried out pursuant to the obligations under this Agreement, including but not limited to the use by Sponsor of the results obtained from the activities performed by Institution under this Agreement, but only to the extent that any such Claim is not caused by or the result of: (a) any negligence or willful act or omission of any Indemnitees; or (b) failure to adhere to the terms of the protocol provided by the Sponsor hereunder. The Sponsor's indemnification obligations under this
Section 10 only arise if: (i) the Institution notifies the Sponsor within (30) thirty days after it becomes aware of a Claim; (ii) the Institution, subject to the Statutory duties of the Texas Attorney General permits the Sponsor control the defense and settlement, at the Sponsor's expense, of any such Claim; (iii) the Institution and Principal Investigator fully cooperate with the Sponsor in the defense of any such claim, and (iv) the Institution does not settle any such Claim without the prior written approval and consent of the Sponsor.

        11. INDEMNIFICATION BY INSTITUTION. Institution shall to the extent authorized under the Constitution and laws of the State of Texas, indemnify and hold Sponsor harmless from liability resulting from the negligent acts or omissions of Institution, its agents or employees pertaining to the activities to be carried out pursuant to the obligations of this Agreement; provided, however, that Institution shall not hold Sponsor harmless from claims arising out of the negligence or willful malfeasance of Sponsor, its officers, agents, or employees, or any person or entity not subject to Institutions supervision or control.

        12. LIABILITY INSURANCE. The Sponsor will maintain during the term of this Agreement liability insurance with minimum limits of not less than $1,000,000. As soon as practicable upon execution of this Agreement, the Sponsor will deposit with the Institution certificates of insurance evidencing this coverage. Such coverage may not be changed or terminated except upon at least thirty (30) days prior written notice to the Institution. In addition, the Sponsor will at all times comply with all statutory workers' compensation and employers' liability requirements covering its employees with respect to activities performed under this Agreement.

        13. RELATIONSHIP OF THE PARTIES. The Institution and the Principal Investigator shall both be deemed to be independent contractors for all purposes and for all services to be provided under this Agreement, and neither the agent nor the employee of the Sponsor. The Institution shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding upon the Sponsor, except as expressly provided for in this Agreement or authorized in Writing by the Sponsor.

        14. REPRESENTATIONS AND WARRANTIES OF INSTITUTION. Institution represents that the Principal Investigator and all other investigators that may perform services hereunder are its employees and shall abide by the terms of this Agreement as if each were a party hereto.

        15. WARRANTIES; LIMITATION OF LIABILITY. THE SPONSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY PRODUCT OR OTHER MATERIALS OR PROCESSES PROVIDED HEREUNDER. EXCEPT AS EXPRESSLY STATED HEREIN, THE SPONSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, PUNITIVE, INDIRECT, OR OTHER DAMAGES SUFFERED BY THE INSTITUTION OR THE PRINCIPAL INVESTIGATOR AS A RESULT OF THE STUDY.

        16. TERM. This Agreement shall be effective from the Effective Date of this Agreement and shall expire thirty (30) days after receipt by Sponsor of the final summary of work accomplished during the Study. This Agreement may be terminated by either party upon fourteen (14) weeks written notice.

        17. RETURN OF PRODUCT. Upon termination of this Agreement, the Institution will return to the Sponsor all non-disposable Product, test kits, and packaging materials as well as all copies of drawings, specifications, manuals and other printed or reproduced material (including information stored on machine-readable media) provided by the Sponsor to the Institution or the Principal Investigator. The Sponsor may, at the Sponsor's option, request that such materials be destroyed. All equipment purchased with funds under this Agreement will become the property of Institution.

        18.    MISCELLANEOUS.

               A. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 18(a) shall be binding upon the parties and their respective successors and assigns.

               B. NOTICE. Any notice required or Permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

INSTITUTION:                                    SPONSOR:

University of Texas                             Northwest Bio therapeutics, Inc.
M.D. Anderson Cancer Center                     120 Northgate Plaza, Suite 200
1515 Holcombe Blvd., Box 202                    Seattle, WA 98125
Houston, Texas 77030

ATTENTION:  Donna Gilberg, C.P.A.               ATTENTION:  Daniel O. Wilds
            Manager, Grants &                               President and CEO
            Contracts Accounting

If by FAX:  (713) 796-0381                      If by FAX:  (206) 368-3026

If by express mail: same as address above       If by express mail: same address
                                                                    as above

               C. ASSIGNMENT. The Institution agrees not to assign any of its rights or obligations under this Agreement to any other party without first obtaining the Sponsor's written approval. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               D. GOVERNING LAW; JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Texas.

               E. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

               F. FORCE MAJEURE. Performance of this Agreement by each party shall be pursued with due diligence in all requirements hereof, however, neither party shall be liable to the other for any loss or damages for delay or for nonperformance due to causes not reasonably within its control. The party affected shall promptly notify the other in writing of the nature, cause, date of commencement thereof, the anticipated extent of such delay.

               G. ENTIRE AGREEMENT. This Agreement is the product of both of the parties hereto, and constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the parties with regard to the transactions contemplated herein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

        The parties hereto have caused this Agreement to be executed on their behalf by their duly authorized representatives to he effective on the year and date first above written.

                                         NORTHWEST BIOTHERAPEUTICS, INC.

                                         By:      /s/ Daniel O. Wilds
                                            ------------------------------------

                                         Name: Daniel O. Wilds

                                         Title: President and Chief Executive
                                                Officer

                                         Date:             12-16-99
                                              ----------------------------------

                                         THE UNIVERSITY OF TEXAS, M.D.
                                         ANDERSON CANCER CENTER

                                         By:      /s/ Leonard A. Zwelling
                                            ------------------------------------

                                         Name: Leonard A. Zwelling, M.D., M.B.A.

                                         Title: Associate Vice President,
                                                Research Administration

                                         Date:             12-28-99
                                              ----------------------------------

I have read this agreement and understood my obligations hereunder:


       /s/ Christos Papandreou               Date:           12-20-99
--------------------------------------            ------------------------------
Christos Papandreou, M.D., Ph.D.
PRINCIPAL INVESTIGATOR,
STUDY CHAIRMAN


      /s/ Christopher Logothetis             Reviewed and Approved
--------------------------------------
Christopher Logothetis, M.D.
Chairman, Department of Genitourinary
Medical Oncology


                                             Date:           12-28-99
                                                  ------------------------------
         /s/ Robert C. Bast
--------------------------------------
Robert C. Bast, Jr., M.D.
Head, Division of Medicine

                                    EXHIBIT A

           Northwest Biotherapeutics, Inc. Study Protocol No. DC1-HRPC

                                    EXHIBIT B

                   M.D. Anderson Cancer Center Study Protocol No. ID99-333

                                    EXHIBIT C


                                     Budget

Personnel Salary & Fringe                                             $149,117
Equipment                                                                2,453
Supplies                                                                 2,560
Patient Costs (Research Costs Only for 30 Patients)                     71,669
Subtotal:  Direct Costs                                                225,799
Indirect Costs                                                          39,294
TOTAL DIRECT + INDIRECT COSTS                                          265,093

Payment

        The Institution will require the Principal Investigator to agree to use best efforts to complete the Study within the budgeted amount of eight thousand eight hundred thirty-six Dollars and 43/00 ($8,836.43) per patient up to a maximum of 30 patients, for a total estimated budget of two hundred sixty-five thousand ninety-three Dollars ($265,093) (hereinafter referred to as the "Total Estimated Budget") as itemized and set forth above.

        Any expenditure for time and/or materials which is expected to increase the total amount for the completed Study to be invoiced by the Institution to Sponsor in excess of the Total Estimated Budget shall be approved in advance in writing by Sponsor. The Budget is based on a single Leukapheresis per patient. The Sponsor will pay for any additional Leukapheresis procedures and associated tests required for Leukapheresis when the Sponsor and Principal Investigator agree that additional Leukapheresis is required.

        The Institution will invoice Sponsor on a calendar quarterly basis for expenses for work under this Agreement. The initial payment of twenty-five percent (25%) will be due within thirty (30) days of the signing of this agreement by the Sponsor and the Institution. Checks payable to the Institution shall be sent to:

The University of Texas
M.D. Anderson Cancer Center
Attn: Manager, Grants and Contracts Accounting
P.O. Box 297402
Houston, Texas 77297

                                    EXHIBIT D

                                PAYMENT SCHEDULE

The Company will pay to the Institution a total of eight thousand eight hundred thirty-six dollars and 43/00 ($8,836,43) for each patient who completes the Protocol and for whom the Company receives all reports required by the Protocol (the "Cost per Patient") up to a maximum of thirty (30) patients. The Company will make an initial payment of sixty-six thousand two hundred seventy-three dollars and 23/00 ($66,273.23) representing twenty-five percent (25%) of the Cost per Patient (the "Initial Payment") derived from Exhibit B and payable thirty (30) days after the execution of this Agreement. The Initial Payment will be credited toward the first 25% of the Cost per Patient that becomes due and payable by the Company. The Initial Payment will be refunded to the Company to the extent, it any, by which the initial Payment exceeds the total Cost per Patient that becomes due.

The Cost per Patient will become due as follows:

- 25% payable within 30 days of the Sponsor's and the Institution's execution of this agreement;

- Up to an aggregate of 60% will be payable in quarterly payments due within 30 days of receipt of Institution's detailed invoices;

- And, the final balance within 30 days of Sponsor's receipt of Institution's final report.

The amount payable by the Company will be pro-rated for any patient who fails to complete the Protocol. IN ALL CASES, PATIENT EXPENSES ELIGIBLE FOR THIRD-PARTY REIMBURSEMENT ARE THE RESPONSIBILITY OF THE INSTITUTION AND WILL NOT BE CHARGED TO THE SPONSOR.

The Company will withhold the final fifteen per cent (15%) of the total Cost per Patient until all Case Reports and the Clinical Trial summary report have been delivered to the Company, and both the Company and the Institution's IRB have been notified that the Clinical Trial has been completed.

Requests for payment must be in the form of a detailed invoice and submitted to Northwest Biotherapeutics, Inc. Except for the Initial Payment, the Company will not be obligated to make any payments until a detailed invoice has been received. All amounts due will be payable within thirty (30) days of receipt of the Institution's invoice.

Detailed Invoices shall be addressed to:

Dr. A.A. Elgamal
Sr. Manager of Clinical and Medical Affairs
Northwest Biotherapeutics, Inc,
120 Northgate Plaza, Suite 200
Seattle, Washington 98020